Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement pertaining to the Scholastic Corporation 2001 Stock Incentive Plan of our reports dated July 27, 2007, with respect to the consolidated financial statements and schedule of Scholastic Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2007, Scholastic Corporation management’s assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Scholastic Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
January 8, 2008